APPRAISAL OF
CERTAIN
OIL AND GAS INTERESTS
OWNED BY
PETROLIA ENERGY CORPORATION
LOCATED IN
CHAVES COUNTY, NEW MEXICO
AS OF DECEMBER 31, 2021

PREPARED FOR
PETROLIA ENERGY CORPORATION

MKM ENGINEERING
F-009377

Michele K. Mudrone

STATE OF TEXAS
MICHELE K. MUDRONE
62795
LICENSED
PROFESSIONAL ENGINEER

Michele K. Mudrone, P.E.
August 30, 2022

MKM ENGINEERING
Oil and Gas Consulting Services
3905 Sagamore Hill Court
Plano, Texas 75025

August 30, 2022

Mr. Mark Allen
Petrolia Energy Corporation
710 N. Post Oak Road, Suite 512
Houston, TX 77024

Dear Mr. Allen:

As requested, we are submitting our estimates of proved reserves and our forecasts of the resulting economics attributable to the interests of Petrolia Energy Corporation as of December 31, 2021, in certain properties located in Chaves County, New Mexico. We completed our evaluation on August 30, 2022. It is our understanding that the proved reserves estimated in this report constitute approximately 40% of all proved reserves owned by Petrolia Energy Corporation in the United States.

This report has been prepared for Petrolia Energy Corporation use in filing with the SEC; in our opinion the assumptions, data, methods, and procedures used in the preparation of this report are appropriate for such purpose. Composite reserve estimates and economic forecasts are summarized below:

		Proved	Proved Non-Producing	Proved Shut-In
Net Reserves				
Oil/Condensate	MBbl	71.4	71.4	0.0
Gas	MMcf	0.0	0.0	0.0
Revenue				
Oil/Condensate	M$	4,331.8	4,331.8	0.0
Gas	M$	0.0	0.0	0.0
Severance and Ad Valorem Taxes	M$	523.7	523.7	0.0
Operating Expenses	M$	1,517.1	1,517.1	0.0
Investments	M$	1,065.0	201.0	864.0
Operating Income (BFIT)	M$	1,226.0	2,090.0	(864.0)
Discounted @ 10%	M$	367.00	1,080.5	(713.5)

In accordance with the Securities and Exchange Commission guidelines, the operating income (BFIT) has been discounted at an annual rate of 10% to determine its "present worth". The discounted value, "present worth", shown above should not be construed to represent an estimate of the fair market value by MKM Engineering.

As requested, hydrocarbon pricing of $66.56 per barrel of oil/condensate (WTI Cushing) and $3.60 per MMBtu of gas (Henry Hub) was used. In accordance with the Securities and Exchange Commission guidelines, these prices were determined as an unweighted arithmetic average of the first-day-of-the-month price for each month of 2021. The oil and gas prices were held constant and were adjusted for gravity, heating value, quality, transportation and marketing. The adjusted volume-weighted average product prices over the life of the properties are $60.68 per barrel of oil and $3.60 per mcf of gas.

Operating costs were based on operating expense records of Petrolia Energy Corporation. Development costs were furnished to us by Petrolia and are based on authorization for expenditures for the proposed work or actual costs of similar projects. The development costs furnished to us were accepted as factual data and reviewed by MKM Engineering for their reasonableness; however, we have not conducted an independent verification of these costs. As per the Securities and Exchange Commission guidelines, neither expenses nor investments were escalated. The expenditures for plugging, abandonment, and reclamation of the properties at the end-of-project life were included in this report.

The proved reserve classifications conform to criteria of the Securities and Exchange Commission. The reserves and economics are predicted on the regulatory agency classifications, rules, policies, laws, taxes, and royalties in effect on the date of this report except as noted herein. In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which the controlling interpretation may be legal or accounting, rather than engineering and geosciences. Therefore, the possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. An on-site field inspection of these properties has not been made nor have the wells been tested by MKM Engineering. Possible environmental liability related to the properties has not been investigated nor considered.

The reserves were estimated using a combination of the production performance, volumetric and analogy methods, in each case as we considered to be appropriate and necessary to establish the conclusions set forth herein. All reserve estimates represent our best judgment based on data available at the time of preparation and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

The process of estimated reserves is complex. It requires significant judgments and decisions based on available geological, geophysical, engineering, and economic data. These estimates may change substantially as additional data from ongoing development activities and production performance becomes available and as economic conditions impacting oil and gas prices and costs change. The

reserve estimates contained herein are based on current production forecasts, prices, and economic conditions.

As circumstances change and additional data become available, reserve estimates also change. Estimates made are reviewed and revised, either upward or downward, as warranted by the new information. Revisions are often required due to changes in well performance, prices, economic conditions, and governmental restrictions.

Although every reasonable effort is made to ensure that reserve estimates are accurate, reserve estimation is an inferential science. As a result, the subjective decisions, new geological or production information, and a changing environment may impact these estimates. Revisions to reserve estimates can arise from changes in year end oil and gas prices, and reservoir performance. Such revisions can be positive or negative.

The reserve estimates were based on interpretations of factual data furnished by Petrolia Energy Corporation. Ownership interests were supplied by Petrolia Energy Corporation and were accepted as furnished. To some extent, information from public records has been used to check and/or supplement this data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data.

MKM Engineering is independent with respect to Petrolia Energy Corporation as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers ("SPE Standards"). Neither MKM Engineering nor any of its employees has any interest in the subject properties. Neither the employment to make this study nor the compensation is contingent on the results of our work or the future production rates for the subject properties.

Our work papers and related data are available for inspection and review by authorized parties.

Respectfully submitted,

MKM ENGINEERING
Texas Registered Engineering Firm F-009733

Michele K. Mudrone

Michele K. Mudrone, P.E.

STATE OF TEXAS
MICHELE K. MUDRONE
62795
LICENSED
PROFESSIONAL ENGINEER

Attachments

LIST OF ECONOMIC TABLES

Table No.

Appendix

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(22) *Proved oil and gas reserves.* Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and
(B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.
(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.
(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and
(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

(23) *Proved properties.* Properties with proved reserves.

(24) *Reasonable certainty.* If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

(25) *Reliable technology.* Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

(26) *Reserves.* Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

Excerpted from the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas:

932-235-50-30 A standardized measure of discounted future net cash flows relating to an entity's interests in both of the following shall be disclosed as of the end of the year:

- *a. Proved oil and gas reserves (see paragraphs 932-235-50-3 through 50-11B)*
- *b. Oil and gas subject to purchase under long-term supply, purchase, or similar agreements and contracts in which the entity participates in the operation of the properties on which the oil or gas is located or otherwise serves as the producer of those reserves (see paragraph 932-235-50-7).*

The standardized measure of discounted future net cash flows relating to those two types of interests in reserves may be combined for reporting purposes.

932-235-50-31 All of the following information shall be disclosed in the aggregate and for each geographic area for which reserve quantities are disclosed in accordance with paragraphs 932-235-50-3 through 50-11B:

- *a. Future cash inflows. These shall be computed by applying prices used in estimating the entity's proved oil and gas reserves to the year-end quantities of those reserves. Future price changes shall be considered only to the extent provided by contractual arrangements in existence at year-end.*
- *b. Future development and production costs. These costs shall be computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. If estimated development expenditures are significant, they shall be presented separately from estimated production costs.*
- *c. Future income tax expenses. These expenses shall be computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to the entity's proved oil and gas reserves, less the tax basis of the properties involved. The future income tax expenses shall give effect to tax deductions and tax credits and allowances relating to the entity's proved oil and gas reserves.*
- *d. Future net cash flows. These amounts are the result of subtracting future development and production costs and future income tax expenses from future cash inflows.*
- *e. Discount. This amount shall be derived from using a discount rate of 10 percent a year to reflect the timing of the future net cash flows relating to proved oil and gas reserves.*
- *f. Standardized measure of discounted future net cash flows. This amount is the future net cash flows less the computed discount.*

(27) *Reservoir.* A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

(28) *Resources.* Resources are quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

(29) *Service well.* A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

(30) *Stratigraphic test well.* A stratigraphic test well is a drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as "exploratory type" if not drilled in a known area or "development type" if drilled in a known area.

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(31) *Undeveloped oil and gas reserves.* Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

> *From the SEC's Compliance and Disclosure Interpretations (October 26, 2009):*
>
> *Although several types of projects — such as constructing offshore platforms and development in urban areas, remote locations or environmentally sensitive locations — by their nature customarily take a longer time to develop and therefore often do justify longer time periods, this determination must always take into consideration all of the facts and circumstances. No particular type of project per se justifies a longer time period, and any extension beyond five years should be the exception, and not the rule.*
>
> *Factors that a company should consider in determining whether or not circumstances justify recognizing reserves even though development may extend past five years include, but are not limited to, the following:*
>
> - *The company's level of ongoing significant development activities in the area to be developed (for example, drilling only the minimum number of wells necessary to maintain the lease generally would not constitute significant development activities);*
> - *The company's historical record at completing development of comparable long-term projects;*
> - *The amount of time in which the company has maintained the leases, or booked the reserves, without significant development activities;*
> - *The extent to which the company has followed a previously adopted development plan (for example, if a company has changed its development plan several times without taking significant steps to implement any of those plans, recognizing proved undeveloped reserves typically would not be appropriate); and*
> - *The extent to which delays in development are caused by external factors related to the physical operating environment (for example, restrictions on development on Federal lands, but not obtaining government permits), rather than by internal factors (for example, shifting resources to develop properties with higher priority).*

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

(32) *Unproved properties.* Properties with no proved reserves.

Cashflow Summaries

Petrolia TLSU
Reserve and Economic Projection
As of 12/31/2021

Total Proved

MKM Engineering

TABLE 1

		Estimated 8/8 Ths Production			Net Production					
		Oil	NGL	Gas	Oil	NGL	Gas	Oil	NGL	Gas
Year	Wells	Mbbl	Mgal	MMcf	Mbbl	Mgal	MMcf	$/bbl	$/gal	$/Mcf
2021	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2022	22	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2023	24	7.27	0.00	0.00	5.53	0.00	0.00	60.68	0.00	0.00
2024	17	9.12	0.00	0.00	6.93	0.00	0.00	60.68	0.00	0.00
2025	11	8.26	0.00	0.00	6.27	0.00	0.00	60.68	0.00	0.00
2026	7	7.51	0.00	0.00	5.70	0.00	0.00	60.68	0.00	0.00
2027	7	6.83	0.00	0.00	5.19	0.00	0.00	60.68	0.00	0.00
2028	7	6.24	0.00	0.00	4.74	0.00	0.00	60.68	0.00	0.00
2029	7	5.68	0.00	0.00	4.31	0.00	0.00	60.68	0.00	0.00
2030	7	5.18	0.00	0.00	3.94	0.00	0.00	60.68	0.00	0.00
2031	7	4.74	0.00	0.00	3.60	0.00	0.00	60.68	0.00	0.00
2032	7	4.35	0.00	0.00	3.30	0.00	0.00	60.68	0.00	0.00
2033	7	3.97	0.00	0.00	3.02	0.00	0.00	60.68	0.00	0.00
2034	7	3.64	0.00	0.00	2.77	0.00	0.00	60.68	0.00	0.00
2035	7	3.34	0.00	0.00	2.54	0.00	0.00	60.68	0.00	0.00
Sub-T		76.14	0.00	0.00	57.86	0.00	0.00	60.68	0.00	0.00
After		17.79	0.00	0.00	13.52	0.00	0.00	60.68	0.00	0.00
Total		93.93	0.00	0.00	71.38	0.00	0.00	60.68	0.00	0.00
Cum.		1,211.82	0.00	480.26						
Ult.		1,305.74	0.00	480.26						

	Company Future Gross Revenue					Prod & Adv Taxes		Revenue
Year	Oil	NGL	Gas	Other	Total	Prod Tax	Adv Tax	after Sev & Adv
	M$	M$	M$	M$	M$	M$	M$	M$
2021	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2022	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2023	335.45	0.00	0.00	0.00	335.45	23.78	16.77	294.89
2024	420.50	0.00	0.00	0.00	420.50	29.81	21.02	369.66
2025	380.78	0.00	0.00	0.00	380.78	27.00	19.04	334.74
2026	346.19	0.00	0.00	0.00	346.19	24.54	17.31	304.33
2027	315.09	0.00	0.00	0.00	315.09	22.34	15.75	276.99
2028	287.85	0.00	0.00	0.00	287.85	20.41	14.39	253.05
2029	261.82	0.00	0.00	0.00	261.82	18.56	13.09	230.16
2030	239.09	0.00	0.00	0.00	239.09	16.95	11.95	210.18
2031	218.56	0.00	0.00	0.00	218.56	15.50	10.93	192.14
2032	200.55	0.00	0.00	0.00	200.55	14.22	10.03	176.30
2033	183.20	0.00	0.00	0.00	183.20	12.99	9.16	161.05
2034	168.02	0.00	0.00	0.00	168.02	11.91	8.40	147.71
2035	154.25	0.00	0.00	0.00	154.25	10.94	7.71	135.60
Sub-T	3,511.33	0.00	0.00	0.00	3,511.33	248.95	175.57	3,086.81
After	820.50	0.00	0.00	0.00	820.50	58.17	41.02	721.30
Total	4,331.83	0.00	0.00	0.00	4,331.83	307.13	216.59	3.808.11

	Deductions				Future Net Income Before Income Taxes			
	Lease	Net	Trans.	Net	Undiscounted		Discounted Ann	Disc. Cum.
Year	Net Costs	Investments	Costs	Profits	Annual	Cumulative	@ 10.00%	Annual @ 10.00%
	M$	M$	M$	M$	M$	M$	M$	M$
2021	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2022	0.00	144.00	0.00	0.00	-144.00	-144.00	-135.23	-135.23
2023	71.51	489.00	0.00	0.00	-265.62	-409.62	-237.09	-372.32
2024	78.04	288.00	0.00	0.00	3.62	-406.00	2.49	-369.83
2025	78.04	144.00	0.00	0.00	112.71	-293.29	76.92	-292.92
2026	78.04	0.00	0.00	0.00	226.30	-67.00	144.72	-148.20
2027	78.04	0.00	0.00	0.00	198.96	131.96	115.18	-33.02
2028	78.04	0.00	0.00	0.00	175.01	306.97	91.71	58.70
2029	78.04	0.00	0.00	0.00	152.13	459.10	72.16	130.86
2030	78.04	0.00	0.00	0.00	132.14	591.24	56.74	187.60
2031	78.04	0.00	0.00	0.00	114.10	705.35	44.36	231.96
2032	78.04	0.00	0.00	0.00	98.26	803.61	34.58	266.54
2033	78.04	0.00	0.00	0.00	83.02	886.63	26.44	292.98
2034	78.04	0.00	0.00	0.00	69.67	956.30	20.09	313.07
2035	78.04	0.00	0.00	0.00	57.57	1.013.87	15.03	328.11
Sub-T	1,007.95	1,065.00	0.00	0.00	1,013.87	1,013.87	328.11	328.11
After	509.11	0.00	0.00	0.00	212.19	212.19	38.92	38.92
Total	1,517.06	1,065.00	0.00	0.00	1,226.05	1,226.05	367.03	367.03

Present Worth Profile (M$)

PW 5.00% :	688.36
PW 8.00% :	477.09
PW 9.00% :	419.43
PW 12.00% :	275.88
PW 15.00% :	166.89
PW 20.00% :	38.43

Petrolia TLSU
Reserve and Economic Projection
As of 12/31/2021

Proved Rsv Class
Non-Producing Rsv Category

TABLE 2

MKM Engineering

Year	Wells	Estimated 8/8 Ths Production Oil ---- Mbbl -----	NGL ---- Mgal ----	Gas ----- MMcf-----	Net Production Oil ----- Mbbl -----	NGL ----- Mgal -----	Gas ----- MMcf -----	Oil - $/bbl -	NGL - $/gal -	Gas - $/Mcf -
2021	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2022	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2023	8	7.27	0.00	0.00	5.53	0.00	0.00	60.68	0.00	0.00
2024	7	9.12	0.00	0.00	6.93	0.00	0.00	60.68	0.00	0.00
2025	7	8.26	0.00	0.00	6.27	0.00	0.00	60.68	0.00	0.00
2026	7	7.51	0.00	0.00	5.70	0.00	0.00	60.68	0.00	0.00
2027	7	6.83	0.00	0.00	5.19	0.00	0.00	60.68	0.00	0.00
2028	7	6.24	0.00	0.00	4.74	0.00	0.00	60.68	0.00	0.00
2029	7	5.68	0.00	0.00	4.31	0.00	0.00	60.68	0.00	0.00
2030	7	5.18	0.00	0.00	3.94	0.00	0.00	60.68	0.00	0.00
2031	7	4.74	0.00	0.00	3.60	0.00	0.00	60.68	0.00	0.00
2032	7	4.35	0.00	0.00	3.30	0.00	0.00	60.68	0.00	0.00
2033	7	3.97	0.00	0.00	3.02	0.00	0.00	60.68	0.00	0.00
2034	7	3.64	0.00	0.00	2.77	0.00	0.00	60.68	0.00	0.00
2035	7	3.34	0.00	0.00	2.54	0.00	0.00	60.68	0.00	0.00
Sub-T		76.14	0.00	0.00	57.86	0.00	0.00	60.68	0.00	0.00
After		17.79	0.00	0.00	13.52	0.00	0.00	60.68	0.00	0.00
Total		93.93	0.00	0.00	71.38	0.00	0.00	60.68	0.00	0.00
Cum.		244.23	0.00	105.11						
Ult.		338.16	0.00	105.11						

Year	Company Future Gross Revenue Oil ------ M$ ------	NGL ------ M$ ------	Gas ------ M$ ------	Other ------ M$ ------	Total ------ M$ ------	Prod & Adv Taxes Prod Tax ------ M$ ------	Adv Tax ------ M$ ------	Revenue after Sev & Adv ------- M$ --------
2021	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2022	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2023	335.45	0.00	0.00	0.00	335.45	23.78	16.77	294.89
2024	420.50	0.00	0.00	0.00	420.50	29.81	21.02	369.66
2025	380.78	0.00	0.00	0.00	380.78	27.00	19.04	334.74
2026	346.19	0.00	0.00	0.00	346.19	24.54	17.31	304.33
2027	315.09	0.00	0.00	0.00	315.09	22.34	15.75	276.99
2028	287.85	0.00	0.00	0.00	287.85	20.41	14.39	253.05
2029	261.82	0.00	0.00	0.00	261.82	18.56	13.09	230.16
2030	239.09	0.00	0.00	0.00	239.09	16.95	11.95	210.18
2031	218.56	0.00	0.00	0.00	218.56	15.50	10.93	192.14
2032	200.55	0.00	0.00	0.00	200.55	14.22	10.03	176.30
2033	183.20	0.00	0.00	0.00	183.20	12.99	9.16	161.05
2034	168.02	0.00	0.00	0.00	168.02	11.91	8.40	147.71
2035	154.25	0.00	0.00	0.00	154.25	10.94	7.71	135.60
Sub-T	3,511.33	0.00	0.00	0.00	3,511.33	248.95	175.57	3,086.81
After	820.50	0.00	0.00	0.00	820.50	58.17	41.02	721.30
Total	4,331.83	0.00	0.00	0.00	4,331.83	307.13	216.59	3.808.11

Year	Deductions Lease Net Costs ------ M$ ------	Net Investments ------ M$ ------	Trans. Costs ------ M$ ------	Net Profits ------ M$ ------	Future Net Income Before Income Taxes Undiscounted Annual ------ M$ ------	Cumulative ------- M$ -------	Discounted Ann @ 10.00% -------M$ -------	Disc. Cum. Annual @ 10.00% ------- M$ -------
2021	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2022	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2023	71.51	201.00	0.00	0.00	22.38	22.38	11.62	11.62
2024	78.04	0.00	0.00	0.00	291.62	314.00	227.59	239.21
2025	78.04	0.00	0.00	0.00	256.71	570.71	181.34	420.55
2026	78.04	0.00	0.00	0.00	226.30	797.00	144.72	565.27
2027	78.04	0.00	0.00	0.00	198.96	995.96	115.18	680.45
2028	78.04	0.00	0.00	0.00	175.01	1,170.97	91.71	772.17
2029	78.04	0.00	0.00	0.00	152.13	1,323.10	72.16	844.32
2030	78.04	0.00	0.00	0.00	132.14	1,455.24	56.74	901.07
2031	78.04	0.00	0.00	0.00	114.10	1,569.35	44.36	945.43
2032	78.04	0.00	0.00	0.00	98.26	1,667.61	34.58	980.01
2033	78.04	0.00	0.00	0.00	83.02	1,750.63	26.44	1,006.45
2034	78.04	0.00	0.00	0.00	69.67	1,820.30	20.09	1,026.54
2035	78.04	0.00	0.00	0.00	57.57	1,877.87	15.03	1,041.57
Sub-T	1,007.95	201.00	0.00	0.00	1,877.87	1,877.87	1,041.57	1,041.57
After	509.11	0.00	0.00	0.00	212.19	212.19	38.92	38.92
Total	1,517.06	201.00	0.00	0.00	2,090.05	2,090.05	1,080.50	1,080.50

Present Worth Profile (M$)

PW 5.00% :	1,472.57
PW 8.00% :	1,217.84
PW 9.00% :	1,146.37
PW 12.00% :	963.33
PW 15.00% :	817.53
PW 20.00% :	633.15

Petrolia TLSU
Reserve and Economic Projection
As of 12/31/2021

MKM Engineering

Proved Rsv Class
Shut-In Rsv Category

TABLE 3

Year	Wells	Estimated 8/8 Ths Production Oil Mbbl	Estimated 8/8 Ths Production NGL Mgal	Estimated 8/8 Ths Production Gas MMcf	Net Production Oil Mbbl	Net Production NGL Mgal	Net Production Gas MMcf	Oil $/bbl	NGL $/gal	Gas $/Mcf
2021	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2022	22	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2023	16	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2024	10	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	4	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Sub-T		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
After		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Cum.		967.59	0.00	375.15						
Ult.		967.59	0.00	375.15						

Year	Company Future Gross Revenue Oil M$	Company Future Gross Revenue NGL M$	Company Future Gross Revenue Gas M$	Company Future Gross Revenue Other M$	Company Future Gross Revenue Total M$	Prod & Adv Taxes Prod Tax M$	Prod & Adv Taxes Adv Tax M$	Revenue after Sev & Adv M$
2021	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2022	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2023	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2024	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Sub-T	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
After	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Year	Deductions Lease Net Costs M$	Deductions Net Investments M$	Deductions Trans. Costs M$	Deductions Net Profits M$	Future Net Income Before Income Taxes Undiscounted Annual M$	Undiscounted Cumulative M$	Discounted Ann @ 10.00% M$	Disc. Cum. Annual @ 10.00% M$
2021	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2022	0.00	144.00	0.00	0.00	-144.00	-144.00	-135.23	-135.23
2023	0.00	288.00	0.00	0.00	-288.00	-432.00	-248.71	-383.94
2024	0.00	288.00	0.00	0.00	-288.00	-720.00	-225.10	-609.04
2025	0.00	144.00	0.00	0.00	-144.00	-864.00	-104.42	-713.47
Sub-T	0.00	864.00	0.00	0.00	-864.00	-864.00	-713.47	-713.47
After	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total	0.00	864.00	0.00	0.00	-864.00	-864.00	-713.47	-713.47

Present Worth Profile (M$)

PW 5.00% :	-784.20
PW 8.00% :	-740.75
PW 9.00% :	-726.95
PW 12.00% :	-687.45
PW 15.00% :	-650.64
PW 20.00% :	-594.72

Tabular Summaries

Economic One-Liners

Project Name : **Petrolia TLSU**

As of Date: 12/31/2021

MKM ENGINEERING

TABLE 4

Lease Name *Risked* / UnRisked	*Reserve Category*	Net Reserves Oil (Mbbl)	Net Reserves Gas (MMcf)	Net Revenue Oil (M$)	Net Revenue Gas (M$)	Net Revenue Other (M$)	Expense & Tax (M$)	Invest. (M$)	Cash Flow Non-Disc. (M$)	Cash Flow Disc. CF (M$)	Life (years)
Proved Rsv Class											
Non-Producing Rsv Category											
*FIELD INFRASTRUCTURE	*P-NP*	0.00	0.00	0.00	0.00	0.00	0.00	75.00	-75.00	-67.62	1.05
*TWIN LAKES SA UNIT 123	*P-NP*	13.45	0.00	816.39	0.00	0.00	272.26	18.00	526.13	317.36	15.73
*TWIN LAKES SA UNIT 329	*P-NP*	14.83	0.00	899.71	0.00	0.00	349.16	18.00	532.55	285.92	22.31
*TWIN LAKES SA UNIT 331	*P-NP*	11.93	0.00	723.98	0.00	0.00	385.07	18.00	320.91	140.21	28.18
*TWIN LAKES SA UNIT 56	*P-NP*	6.27	0.00	380.68	0.00	0.00	201.48	18.00	161.20	92.70	15.32
*TWIN LAKES SA UNIT 58	*P-NP*	8.37	0.00	508.21	0.00	0.00	304.21	18.00	185.99	85.50	23.37
*TWIN LAKES SA UNIT 67	*P-NP*	5.85	0.00	355.17	0.00	0.00	187.12	18.00	150.04	89.20	14.16
*TWIN LAKES SA UNIT 85	*P-NP*	10.67	0.00	647.69	0.00	0.00	341.47	18.00	288.22	137.22	24.65
	Total	**71.38**	**0.00**	**4,331.83**	**0.00**	**0.00**	**2,040.78**	**201.00**	**2,090.05**	**1,080.50**	**28.18**
Proved Rsv Class											
Shut-In Rsv Category											
*TWIN LAKES SA UNIT 101	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-29.38	2.13
*TWIN LAKES SA UNIT 102	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-29.02	2.29
*TWIN LAKES SA UNIT 106	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-31.67	1.13
*TWIN LAKES SA UNIT 18	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-34.83	0.13
*TWIN LAKES SA UNIT 200	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-27.60	2.96
*TWIN LAKES SA UNIT 203	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-25.62	0.00
*TWIN LAKES SA UNIT 29	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-34.26	0.29
*TWIN LAKES SA UNIT 319	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-28.66	2.46
*TWIN LAKES SA UNIT 321	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-28.30	2.63
*TWIN LAKES SA UNIT 326	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-26.92	3.29
*TWIN LAKES SA UNIT 39	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-27.96	2.79
*TWIN LAKES SA UNIT 40	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-27.27	3.13
*TWIN LAKES SA UNIT 49	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-26.27	3.62
*TWIN LAKES SA UNIT 50 I	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-32.06	0.96
*TWIN LAKES SA UNIT 59 I	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-30.49	1.62
*TWIN LAKES SA UNIT 64	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-29.75	1.96
*TWIN LAKES SA UNIT 68 I	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-32.46	0.79
*TWIN LAKES SA UNIT 70 I	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-30.89	1.46
*TWIN LAKES SA UNIT 71	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-26.59	3.46
*TWIN LAKES SA UNIT 77	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-32.86	0.62
*TWIN LAKES SA UNIT 80	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-33.28	0.46
*TWIN LAKES SA UNIT 88 I	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-31.27	1.29

Economic One-Liners

Project Name : **Petrolia TLSU**

As of Date: **12/31/2021**

TABLE 4

MKM ENGINEERING

Lease Name *Risked* / UnRisked	*Reserve Category*	Net Reserves Oil (Mbbl)	Net Reserves Gas (MMcf)	Net Revenue Oil (M$)	Net Revenue Gas (M$)	Net Revenue Other (M$)	Expense & Tax (M$)	Invest. (M$)	Cash Flow Non-Disc. (M$)	Cash Flow Disc. CF (M$)	Life (years)
*TWIN LAKES SA UNIT 92	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-30.13	1.79
*TWIN LAKES SA UNIT 94	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	36.00	-36.00	-25.95	0.00
	Total	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**864.00**	**-864.00**	**-713.47**	**3.62**
Proved Rsv Class	**Total**	**71.38**	**0.00**	**4,331.83**	**0.00**	**0.00**	**2,040.78**	**1,065.00**	**1,226.05**	**367.03**	**28.18**
Grand Total	**Total**	**71.38**	**0.00**	**4,331.83**	**0.00**	**0.00**	**2,040.78**	**1,065.00**	**1,226.05**	**367.03**	**28.18**

Gross Ultimates, Interests & Prices

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES
and EVALUATED INTERESTS

TABLE 5

As of 12/31/2021

Lease Name	Reserve Category	Ultimate Oil (MBbls)	Ultimate Gas (MMcf)	Rem Oil (MBbls)	Rem Gas (MMcf)	Cum Oil (MBbls)	Cum Gas (MMcf)	Working Interest Decimal	Revenue Interest Decimal
Proved Reserve Class									
Non Producing Reserve Category									
*FIELD INFRASTRUCTURE	P-NP	0.00	0.00	0.00	0.00	0.00	0.00	1.00000000	0.76000000
*TWIN LAKES SA UNIT 123	P-NP	53.34	0.05	17.70	0.00	35.64	0.05	1.00000000	0.76000000
*TWIN LAKES SA UNIT 329	P-NP	33.27	0.04	19.51	0.00	13.76	0.04	1.00000000	0.76000000
*TWIN LAKES SA UNIT 331	P-NP	28.45	0.00	15.70	0.00	12.76	0.00	1.00000000	0.76000000
*TWIN LAKES SA UNIT 56	P-NP	47.28	24.51	8.25	0.00	39.03	24.51	1.00000000	0.76000000
*TWIN LAKES SA UNIT 58	P-NP	60.04	21.89	11.02	0.00	49.02	21.89	1.00000000	0.76000000
*TWIN LAKES SA UNIT 67	P-NP	41.46	10.22	7.70	0.00	33.76	10.22	1.00000000	0.76000000
*TWIN LAKES SA UNIT 85	P-NP	74.31	48.40	14.04	0.00	60.27	48.40	1.00000000	0.76000000
		338.16	**105.11**	**93.93**	**0.00**	**244.23**	**105.11**		
Proved Reserve Class									
Shut-In Reserve Category									
*TWIN LAKES SA UNIT 101	P-SI	31.26	8.14	0.00	0.00	31.26	8.14	1.00000000	0.76000000
*TWIN LAKES SA UNIT 102	P-SI	37.98	15.80	0.00	0.00	37.98	15.80	1.00000000	0.76000000
*TWIN LAKES SA UNIT 106	P-SI	49.61	19.45	0.00	0.00	49.61	19.45	1.00000000	0.76000000
*TWIN LAKES SA UNIT 18	P-SI	95.59	58.67	0.00	0.00	95.59	58.67	1.00000000	0.76000000
*TWIN LAKES SA UNIT 200	P-SI	32.53	0.08	0.00	0.00	32.53	0.08	1.00000000	0.76000000
*TWIN LAKES SA UNIT 203	P-SI	46.76	0.04	0.00	0.00	46.76	0.04	1.00000000	0.76000000
*TWIN LAKES SA UNIT 29	P-SI	121.52	75.86	0.00	0.00	121.52	75.86	1.00000000	0.76000000
*TWIN LAKES SA UNIT 319	P-SI	6.81	0.00	0.00	0.00	6.81	0.00	1.00000000	0.76000000
*TWIN LAKES SA UNIT 321	P-SI	8.28	0.00	0.00	0.00	8.28	0.00	1.00000000	0.76000000
*TWIN LAKES SA UNIT 326	P-SI	3.78	0.00	0.00	0.00	3.78	0.00	1.00000000	0.76000000
*TWIN LAKES SA UNIT 39	P-SI	132.24	63.85	0.00	0.00	132.24	63.85	1.00000000	0.76000000
*TWIN LAKES SA UNIT 40	P-SI	0.00	0.00	0.00	0.00	0.00	0.00	1.00000000	0.76000000
*TWIN LAKES SA UNIT 49	P-SI	93.37	45.78	0.00	0.00	93.37	45.78	1.00000000	0.76000000
*TWIN LAKES SA UNIT 50 I	P-SI	0.00	0.00	0.00	0.00	0.00	0.00	1.00000000	0.76000000
*TWIN LAKES SA UNIT 59 I	P-SI	0.00	0.00	0.00	0.00	0.00	0.00	1.00000000	0.76000000
*TWIN LAKES SA UNIT 64	P-SI	3.92	6.08	0.00	0.00	3.92	6.08	1.00000000	0.76000000
*TWIN LAKES SA UNIT 68 I	P-SI	0.00	0.00	0.00	0.00	0.00	0.00	1.00000000	0.76000000
*TWIN LAKES SA UNIT 70 I	P-SI	0.00	0.00	0.00	0.00	0.00	0.00	1.00000000	0.76000000
*TWIN LAKES SA UNIT 71	P-SI	46.94	2.55	0.00	0.00	46.94	2.55	1.00000000	0.76000000
*TWIN LAKES SA UNIT 77	P-SI	0.81	0.04	0.00	0.00	0.81	0.04	1.00000000	0.76000000
*TWIN LAKES SA UNIT 80	P-SI	70.79	17.83	0.00	0.00	70.79	17.83	1.00000000	0.76000000

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES
and EVALUATED INTERESTS

TABLE 5

As of 12/31/2021

Lease Name	Reserve Category	Ultimate Oil (MBbls)	Ultimate Gas (MMcf)	Rem Oil (MBbls)	Rem Gas (MMcf)	Cum Oil (MBbls)	Cum Gas (MMcf)	Working Interest Decimal	Revenue Interest Decimal
*TWIN LAKES SA UNIT 88 I	P-SI	0.00	0.00	0.00	0.00	0.00	0.00	1.00000000	0.76000000
*TWIN LAKES SA UNIT 92	P-SI	89.37	37.40	0.00	0.00	89.37	37.40	1.00000000	0.76000000
*TWIN LAKES SA UNIT 94	P-SI	96.05	23.59	0.00	0.00	96.05	23.59	1.00000000	0.76000000
		967.59	**375.15**	**0.00**	**0.00**	**967.59**	**375.15**		
Proved Reserve Class		**1,305.74**	**480.26**	**93.93**	**0.00**	**1,211.82**	**480.26**		